EXHIBIT 99.1


                           BLUE DOLPHIN ENERGY COMPANY


PRESS RELEASE

FOR IMMEDIATE RELEASE
January 14, 2008

BLUE DOLPHIN ENERGY COMPANY PROVIDES OPERATIONAL UPDATE

Houston, January 14 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ:BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico engaged primarily in the gathering and transportation of natural gas and condensate and production of oil and gas, today provided the following operational update:

For the year 2007, we benefited from an increase in revenues from our existing pipeline operations resulting from deliveries of production from new shippers on both the Blue Dolphin System and the GA 350 Pipeline. The level of throughput on the Blue Dolphin System increased due to deliveries from three new wells this past summer. The GA 350 Pipeline throughput also increased from the addition of two new wells, one in June and one in September.

The Blue Dolphin System is currently transporting an aggregate of approximately 20 MMcf of gas per day from ten shippers. A workover is underway on an existing well and the drilling of an exploratory well on an additional block is expected to begin by late February 2008, indicating continued interest in the market area by oil and gas producers. The GA 350 Pipeline is currently transporting an aggregate of approximately 32 MMcf of gas per day from six shippers. The Blue Dolphin System and the GA 350 Pipeline have significant available capacity to meet the future needs of oil and gas producers in the market areas served by the pipelines.

As we recently reported, production commenced in the High Island Block 115 B-1 well sidetrack #2 in late November of last year. We have a 2.5% working interest and a 2.008% net revenue interest in the well. The operator reports that the well has flowed at an average rate of approximately 7 MMcf of gas per day since November. The well is a sidetrack of the original B-1 wellbore in the block. The production level has not yet stabilized. We will provide further information as operations progress. The operator of High Island Block 37 reports production from two wells in which we have an interest, flowing at a combined rate of approximately 4 MMcf of gas per day. We have a 2.8% working interest and a 2.2% net revenue interest in both of these wells.

In May of last year we appointed Thomas Heath as Executive Vice President to head our business development and marketing efforts. Tom has been working to increase the utilization of our existing pipeline assets, as well as to expand our operations through the acquisition of additional assets in line with our business strategy. Our primary objectives are to grow our midstream business in areas where we expect continued exploration and development activity and which will enable us to benefit from price differentials between markets. Our mission is to build a profitable and sustainable asset-based midstream business using our operating, marketing and management abilities. Projects and prospects currently in progress include the possible expansion of the Blue Dolphin Pipeline System to access alternative markets and the acquisition of several pipeline assets.

We will report to you on our progress.

Contact:
Gregory W. Starks
Vice President, Treasurer and Secretary
713-227-7660


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Certain of the  statements  included  in this  press  release,  which  express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are
intended  to  identify   forward-looking   statements.   These   forward-looking
statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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